Exhibit 99.1
Solectron Announces Fourth-Quarter Results
Fiscal 2005 Operating Results Improved Over Fiscal 2004
MILPITAS, Calif.—October 5, 2005—Solectron Corporation (NYSE:SLR), a leading provider of electronics manufacturing and integrated supply chain services, today reported sales of $2.4 billion in the fourth quarter of fiscal 2005. Sales in the fourth quarter of fiscal 2004 were $3.0 billion, and sales in the third quarter of fiscal 2005 were $2.6 billion.
The company reported a GAAP profit after tax from continuing operations in the fourth quarter of $10.3 million, or one cent per share, compared with a GAAP loss after tax from continuing operations of $40.1 million, or 4 cents per share, in the fourth quarter of last year.
The company had non-GAAP profit after tax in the fourth quarter of $37 million, or 4 cents per share, excluding $6.7 million of charges for restructuring and a $20 million offset to revenue related to a premium for a recent contract win.
“Solectron ended fiscal 2005 in a position of strength,” commented Mike Cannon, president and chief executive officer. “We are pleased that our operating performance improved significantly over the last year, and that we generated approximately $945 million in operating cash flow in the year, giving us one of the strongest balance sheets in the industry.”
“We believe we are well positioned for fiscal 2006, as we continue to grow our revenue pipeline by focusing on expanding our engagements with existing customers and winning new business in non-traditional markets,” continued Cannon.

Quarterly Highlights: Improved Working Capital Metrics
The company made further improvements in working capital during the quarter. Days sales outstanding were 46 days and days payables outstanding improved to 54 days. Inventory turns were 7.9 and the company’s cash conversion cycle was 38 days, an improvement of three days from the prior period.
Stock Repurchase Program Announced in July
On July 27, Solectron announced a program to purchase up to $250 million of common stock pursuant to a stock repurchase program. This repurchase program reflects management’s commitment to improving shareholder value, and is supported by the company’s strong operating cash flow and balance sheet position. During the quarter, the company repurchased $69.6 million of its common stock, or approximately 17 million shares, pursuant to this plan.
Fiscal 2005 Operating Results Improved Over Fiscal 2004
For the year, the company reported a GAAP net loss after tax from continuing operations of $12 million, or 1 cent per share, compared with a GAAP net loss after tax from continuing operations of $262.4 million, or a loss of 30 cents per share, in fiscal 2004.
In fiscal 2005, the company reported non-GAAP net income after tax from continuing operations of $163.3 million, or 17 cents per share, excluding impairment, restructuring, and other charges of $175.3 million, compared with non-GAAP net income after tax from continuing operations of $3.1 million, or zero cents per share, after impairment, restructuring, and other charges of $265.5 million in fiscal 2004.
Sales in fiscal 2005 were $10.4 billion, compared with $11.6 billion in fiscal 2004.
Key Comparisons: Q4’04 vs. Q4’05
•	Cash increased from $1.4 billion to $1.7 billion

•	Cash cycle improved from 48 days to 38 days

•	Debt decreased from $1.2 billion to $706.6 million

•	Debt-to-capital ratio improved from 34 percent to 22 percent
First-Quarter 2006 Guidance
Fiscal first-quarter guidance is for sales of $2.3 billion to $2.5 billion, and for non-GAAP EPS from continuing operations in a range from 2 cents to 4 cents, on a fully diluted basis.
Non-GAAP Information
In addition to disclosing results determined in accordance with generally accepted accounting principles (GAAP), Solectron also discloses non-GAAP results of operations that exclude certain items. By disclosing this non-GAAP information, management intends to provide investors with additional information to further analyze the company’s performance, core results and underlying trends. Management utilizes a measure of net income and earnings per share on a non-GAAP basis that excludes certain charges to better assess operating performance. Earnings guidance is provided only on a non-GAAP basis due to the inherent difficulty in forecasting such charges. Consistent with industry practice, management has historically applied these non-GAAP measures when discussing earnings or earnings guidance and intends to continue doing so.
Non-GAAP information is not determined using GAAP; therefore, the information is not necessarily comparable to other companies and should not be used to compare the company’s performance over different periods. Non-GAAP information should not be viewed as a substitute for, or superior to, net income or other data prepared in accordance with GAAP as measures of our profitability or liquidity. Users of this financial information should consider the types of events and transactions for which adjustments have been made. See the tables to the press release for a reconciliation of non-GAAP amounts to amounts reported under GAAP.

Webcast To Be Held Today
At 4:30 p.m. ET today, Solectron will hold a conference call to discuss the fourth quarter financial results. A live webcast can be accessed at www.solectron.com. Supplemental financial information related to the conference call will also be available at this Web site location. Following the live broadcast, the archived webcast will be available at www.solectron.com/investor/events.htm.
An audio replay will also be available Oct. 5, 2005, two hours after the conclusion of the call, through Oct. 19. To access the replay, call +1 (800) 642 1687 from within the United States, or +1 (706) 645 9291 from outside the United States, and specify passcode 9810138.
Safe Harbor
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended regarding our financial outlook for the first quarter of fiscal 2006 and beyond, and new business opportunities. These forward-looking statements involve a number of risks and uncertainties, and are based on current expectations, forecasts and assumptions.
Actual outcomes and results could differ materially. These risks and uncertainties include: our ability to continue to win and satisfy customers; reliance on major customers; the present and future strength of the worldwide economy overall, and in the telecommunications and other electronics technology sectors in particular; our ability to continue to improve our operating metrics; the accuracy of our projections of cash flows and capital requirements; incurring more restructuring-related charges than currently anticipated; our ability to complete our previously announced restructuring plan within the stated timeframe; the risk of price fluctuation; fluctuations in operating results; changes in technology; competition; variations in demand forecasts and orders that may give rise to operational challenges such as excess plant, equipment and materials; risks associated with international sales and operations; our ability to properly manage acquisitions; any unidentified weaknesses or deficiencies in our internal controls over financial reporting; interest rate risk; existing and new environmental regulations; market and segment risk; our ability to retain key personnel; and the impact of our outstanding litigation and other contingent liabilities.
For a further list and description of risks and uncertainties, see the reports filed by Solectron with the Securities and Exchange Commission, specifically Forms 8-K, 10-K/A, 10-Q/A, S-3 and S-4. Solectron disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Supplemental information, condensed consolidated balance sheets and statements of operations follow. All monetary amounts are stated in U.S. dollars.
About Solectron
Solectron (www.solectron.com) provides a full range of worldwide manufacturing and integrated supply chain services to the world’s premier high-tech companies. Solectron’s offerings include new-product design and introduction services, materials management, product manufacturing, and product warranty and end-of-life support. The company is based in Milpitas, Calif., and had sales from continuing operations of $10.4 billion in fiscal 2005.

Q4’05

Income from Continuing Operations Reconciliation	Quarter Ended
(in millions)	August 31, 2005

Income (loss) from continuing operations on a GAAP basis	$10.3
Impairment, restructuring and other charges	$26.7

Income from continuing operations on a non-GAAP basis	$37.0

Earnings Per-Share Reconciliation	Quarter Ended
(in millions, except per-share data)	August 31, 2005

Diluted net income (loss) per share from continuing operations on a GAAP basis	$0.01
Impairment, restructuring and other charges	$0.03

Diluted net income per share from continuing operations on a non-GAAP basis	$0.04

Shares used to compute diluted net income (loss) per share-GAAP and non-GAAP	969.2
Fiscal Year 2005

Income from Continuing Operations Reconciliation	Year Ended
(in millions)	August 31, 2005

Income (loss) from continuing operations on a GAAP basis	$(12.0)

Impairment and restructuring charges	$91.1
Charge relating to redemption of $500 million senior notes	$45.7
Other charges	$38.5

Total impairment, restructuring and other charges	$175.3

Income from continuing operations on a non-GAAP basis	$163.3

Earnings Per-Share Reconciliation	Year Ended
(in millions, except per-share data)	August 31, 2005

Diluted net income (loss) per share from continuing operations on a GAAP basis	$(0.01)

Impairment and restructuring charges	$0.09
Charge relating to redemption of $500 million senior notes	$0.05
Other charges	$0.04

Total impairment, restructuring and other charges	$0.18

Diluted net income per share from continuing operations on a non-GAAP basis	$0.17

Shares used to compute diluted net income (loss) per share-GAAP and non-GAAP	969.9

Fiscal Year 2004

Income from Continuing Operations Reconciliation	Year Ended
(in millions)	August 31, 2004

Income (loss) from continuing operations on a GAAP basis	$(262.4)

Impairment and restructuring charges	$177.9
ACES early settlement charges	$72.4
Loss on sale of minority interest	$15.2

Total impairment, restructuring and other charges	$265.5

Income from continuing operations on a non-GAAP basis	$3.1

Earnings Per-Share Reconciliation	Year Ended
(in millions, except per-share data)	August 31, 2004

Diluted net income (loss) per share from continuing operations on a GAAP basis	$(0.30)

Impairment and restructuring charges	$0.20
ACES early settlement charges	$0.08
Loss on sale of minority interest	$0.02

Total impairment, restructuring and other charges	$0.30

Diluted net income per share from continuing operations on a non-GAAP basis	$0.00

Shares used to compute diluted net income (loss) per share-GAAP and non-GAAP	880.9

SOLECTRON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share data)
Unaudited

	Three Months Ended		Twelve Months Ended
	August 31		August 31
	2005	2004	2005	2004
Net sales	$2,398.5	$3,040.6	$10,441.1	$11,638.3
Cost of sales	2,274.0	2,880.8	9,868.6	11,068.6

Gross profit	124.5	159.8	572.5	569.7
Operating expenses:
Selling, general and administrative	104.0	114.8	414.0	446.7
Restructuring and impairment costs	6.7	68.1	91.1	177.9

Operating income (loss)	13.8	(23.1)	67.4	(54.9)

Interest income	11.3	4.0	38.8	15.1
Interest expense	(6.2)	(14.1)	(56.5)	(145.3)
Other expense-net	(3.5)	(12.6)	(45.5)	(80.6)

Income (loss) from continuing operations before income taxes	15.4	(45.8)	4.2	(265.7)
Income tax expense (benefit)	5.1	(5.7)	16.2	(3.3)

Income (loss) from continuing operations	$10.3	$(40.1)	$(12.0)	$(262.4)

Discontinued operations:
Income from discontinued operations	$0.9	$40.7	$16.8	$93.7
Income tax expense (benefit)	1.2	(2.1)	2.9	8.7

(Loss) income on discontinued operations	(0.3)	42.8	13.9	85.0

Net income (loss)	$10.0	$2.7	$1.9	$(177.4)

Basic net income (loss) per share:
Continuing operations	$0.01	$(0.04)	$(0.01)	$(0.30)
Discontinued operations	—	0.04	0.01	0.10

Basic net income (loss) per share	$0.01	$—	$—	$(0.20)

Diluted net income (loss) per share:
Continuing operations	$0.01	$(0.04)	$(0.01)	$(0.30)
Discontinued operations	—	0.04	0.01	0.10

Diluted net income (loss) per share	$0.01	$—	$—	$(0.20)

Shares used to compute basic	967.9	960.7	967.4	873.9
net income (loss) per share

Shares used to compute diluted	969.2	960.7	967.4	873.9
net income (loss) per share

SOLECTRON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. dollars in millions)
Unaudited

	August 31	August 31
	2005	2004
ASSETS
Current assets:
Cash, cash equivalents and short-term investments *	$1,722.3	$1,430.2
Accounts receivable, net	1,181.2	1,550.2
Inventories	1,110.1	1,461.3
Prepaid expenses and other current assets	195.9	189.5
Current assets of discontinued operations	—	36.4

Total current assets	4,209.5	4,667.6
Property and equipment, net	666.3	754.4
Goodwill	148.8	137.7
Other assets	217.6	292.4
Long-term assets of discontinued operations	—	11.9

Total assets	$5,242.2	$5,864.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$165.7	$25.1
Accounts payable	1,371.2	1,439.0
Accrued employee compensation	167.0	173.7
Accrued expenses and other current liabilities	473.6	506.6
Current liabilities of discontinued operations	—	46.4

Total current liabilities	2,177.5	2,190.8
Long-term debt	540.9	1,221.4
Other long-term liabilities	59.2	31.1
Long-term liabilities of discontinued operations	—	1.8

Total liabilities	2,777.6	3,445.1

Stockholders’ equity:
Common stock	1.0	1.0
Additional paid-in capital	7,785.3	7,775.9
Accumulated deficit	(5,208.0)	(5,209.9)
Accumulated other comprehensive losses	(113.7)	(148.1)

Total stockholders’ equity	2,464.6	2,418.9

Total liabilities and stockholders’ equity	$5,242.2	$5,864.0

*-Includes restricted cash of $13.2 million and $17.5 million as of August 31, 2005 and August 31, 2004, respectively.